Exhibit 99.1 - News Release of Lee Enterprises, Incorporated dated May 2, 2013

NEWS RELEASE

Lee Enterprises promotes Kevin Mowbray to chief operating officer

Veteran publisher will oversee all Lee operations; succeeded in St. Louis by Ray Farris

DAVENPORT, Iowa (May 2, 2013) — Kevin D. Mowbray, vice president of publishing and publisher of the St. Louis Post-Dispatch, has been promoted to vice president and chief operating officer of Lee Enterprises, Incorporated (NYSE: LEE).

Mary Junck, Lee chairman and chief executive officer, said Mowbray will return to company headquarters in Davenport, where he will oversee all of the company’s newspapers and digital operations in 22 states.

“This new position strengthens our leadership team as we continue to drive revenue, build digital audiences and transform our business,” Junck said. “Kevin brings ideal leadership skills and a tremendous record of accomplishment. He has led significant improvements in St. Louis while helping shape successful strategies across all 50 Lee markets. He also brings an intimate knowledge of virtually all of the communities we serve, having worked locally as a sales executive and publisher, or closely with local leaders in his previous executive roles.”

Junck also announced that Ray Farris, general manager of the Post-Dispatch and vice president of sales for Lee St. Louis, will succeed Mowbray in St. Louis as publisher. In addition to the Post-Dispatch, operations include STLtoday.com, Suburban Journals of Greater St. Louis and STL Distribution LLC.

She said both appointments are effective immediately. Mowbray will operate from St. Louis during a transition period.

Mowbray, 51, has been president and publisher of the Post-Dispatch since 2006. As a Lee vice president of publishing, he has had recent additional responsibility for 13 other markets in Arizona, California, Illinois, New York, Missouri, Pennsylvania and Utah.

He began his career with Lee in 1986 as an advertising sales representative in his hometown of Kewanee, Ill. He advanced to sales positions in Helena, Butte and Billings, Montana, before moving to Chicago as Lee’s national sales manager for corporate sales and marketing. In 1995, he joined the Lincoln Journal Star as advertising manager, where he served three years before becoming general manager at the Missoulian in Missoula, Montana, in 1998. In 2000, he advanced to publisher of The Bismarck Tribune in Bismarck, North Dakota, where he guided the newspaper to the 2001 Lee President’s Award for Enterprise of the Year. In 2002, he was appointed vice president for sales and marketing, and in 2004 he became a vice president for publishing, with responsibility for markets in Indiana, Illinois, Iowa, Kentucky, New York, Pennsylvania and South Carolina, while also serving as publisher of The Times of Northwest Indiana. In 2005, Suburban Newspapers of America honored The Times as national Newspaper of the Year. In 2012, the Post-Dispatch received Lee’s highest honor, Enterprise of the Year, for strong financial performance and leadership in developing companywide sales and audience initiatives.

Mowbray has been active in many civic and industry organizations. His charitable and civic involvement includes serving on the board of directors of Ladue Education Foundation, Regional Business Council, St. Louis Regional Chamber, St. Louis Sports Commission, St. Louis Variety, and Old Newsboys Day Children’s Charity. Among industry activities, he serves on the Newspaper Association of America board of directors. He is a journalism graduate of Western Illinois University. He and his wife, Linda, have four children.

“St. Louis is an amazing place, and it’s going to be very hard to leave,” Mowbray said. “I will treasure the many friendships I have gained from working with so many wonderful people here at the Post-Dispatch and throughout the Greater St. Louis community.”

He added: “I am fortunate to be succeeded by such a capable leader in Ray Farris. Here in St. Louis and throughout his career, Ray has built a reputation as an inspirational mentor while developing new products and sales strategies at a rapid pace. His teams are known for their initiative, innovation, teamwork and success.”

Farris, 57, joined the Post-Dispatch in 2006 as vice president of classified advertising. He was promoted in 2009 to vice president of advertising, and in 2010 to general manager and vice president of sales for Lee St. Louis, responsible for all advertising sales and operations, online sales and operations, niche publishing and the Suburban Journals community newspaper publications.

Before joining Lee, he was vice president of classified advertising for the Detroit News and Detroit Free Press. He began his career as a proof reader at a small community newspaper in Southern California before moving to the Los Angeles Times as an automotive account executive in 1985, advancing to management positions including classified advertising manager before leaving Los Angeles in 2000. He and his wife, Pam, reside in Kirkwood, Missouri. They have two adult sons.

“I am honored by the opportunity to be a part of the rich heritage of the St. Louis Post-Dispatch,” he said. “It is a true privilege to work with such a committed and outstanding team toward what I am certain will be a bright future for our company and for our industry.”

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in its markets, with 46 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 22 states. Lee’s newspapers have circulation of 1.2 million daily and 1.4 million Sunday, reaching nearly four million readers in print alone. Lee’s websites and mobile and tablet products attracted 23.2 million unique visitors in March 2013. Lee’s markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit lee.net.

Contact: dan.hayes@lee.net, (563) 383-2100

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